CONSENT AND AMENDMENT AGREEMENT

This Consent and Amendment Agreement (this "Consent") is dated as of  December __, 2008, by and between Earth Biofuels, Inc., a Delaware corporation, with its corporate headquarters located at 3001 Knox Street, Suite 403, Dallas, Texas 75205 (the "Company") and ___________________ (the "Investor").

WHEREAS:

A.           On June 25, 2008, the Company and certain investors (including the Investor) (the "Investors") each entered into an Amendment and Exchange Agreement (collectively, the "Existing Amendment and Exchange Agreements"), pursuant to which the Company issued to each of the Investors, in exchange for the cancellation of certain portions of securities and other obligations of the Company, an (a) Amended and Restated Senior Secured Convertible Exchangeable Notes (the "Existing Series A Notes"), convertible into shares (the "Existing Series A Conversion Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), in accordance with the terms thereof and exchangeable into common stock, par value $0.001 per share (the "PNG Common Stock") of PNG Ventures, Inc., a Nevada corporation ("PNG") in accordance with the terms thereof and (b) a Senior Secured Convertible Exchangeable Notes (the "Existing Series B Notes", and together with the Existing Series A Notes, the "Existing Notes"), convertible into shares (the "Existing Series B Conversion Shares" and together with the Existing Series A Conversion Shares, the "Existing Conversion Shares") of Common Stock, in accordance with the terms thereof and exchangeable into PNG Common Stock, in accordance with the terms thereof.

B.           On or prior to the date hereof, Castlerigg PNG Investments LLC ("Castlerigg") pursuant to (i) an Exchange Notice (as defined in the Existing Series A Notes) to the Company electing to exchange $55,000,000 of the Existing Series A Note of Castlerigg for 5,500,000 shares of PNG Common Stock (the "Initial Exchange Notice") and (ii) a subsequent Exchange Notice electing to exchange an additional $1,000,000 of the Existing Series A Note of Castlerigg for 100,000 shares of PNG Common Stock (the "Additional Exchange Notice", and together with the Initial Exchange Notice, the "Exchange Notices"), exchanged $56,000,000 of the Existing Series A Note of Castlerigg for 5,600,000 shares of PNG Common Stock.

C.           The Company and Castlerigg (the "Participating Investor") are entering into an Amendment and Exchange Agreement in the form attached hereto as Exhibit A (the, "Exchange Agreement" and the date the transactions described therein are consummated, the “Exchange Date”), pursuant to which, among other things, (i) the Company shall (A) exchange a portion of the outstanding principal amount of such Existing Series A Note for a senior secured convertible note in form attached to the Exchange Agreement as Exhibit A thereto (the "Series C Note"), which shall be convertible into Common Stock (as converted, the "Series C Conversion Shares"), in accordance with the terms thereof and (B) decrease the remaining outstanding principal amount of the Participating Investor's Existing Series A Note to $5,000,000 and (ii) the Company and the Investor shall amend and restate the Investor's Existing Series B Note for a senior secured convertible note in the form attached to the Exchange Agreement as Exhibit B thereto (the "Series D Notes", and together with the Series C Notes, the "December

Amendment Notes"), which shall be convertible into Common Stock (as converted, the "Series D Conversion Shares" and together with the Series C Conversion Shares, the "December Amendment Conversion Shares ").

D.           The Company requires the consent of the Investor, as a holder of Existing Notes, to the transactions contemplated by the Exchange Agreement.

E.           Concurrently herewith, the Company has also requested waivers from the other holders of Existing Notes pursuant to waivers in form and substance identical to this Consent (the "Other Consents", and together with this Consent, the "Consents").

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Defined Terms.  Capitalized terms used and not otherwise defined in this Consent shall have the meanings given to them in the Exchange Agreement.

2.           Consent.  The Investor hereby consents to the transactions contemplated by the Exchange Agreement, including, without limitation, the amendments to the Existing Transaction Documents set forth therein.  For the avoidance of doubt, the Investor acknowledges and agrees that (a) neither the issuance of the Series C Note or the Series D Note shall result an adjustment of the conversion price of any Existing Notes pursuant to Section 8(a) of the Existing Notes and (b) notwithstanding Section 19 of the Existing Series A Notes, the Company's right of Mandatory Conversion set forth in Section 2 of the Exchange Agreement shall not be applicable to the Investor's Existing Series A Note.

3.           Ranking.  The Investor hereby acknowledges and agrees that (i) the Series C Note will rank pari passu with the Existing Series A Notes that remain outstanding after the Closing Date (as defined in the Exchange Agreement) and the Series D Note will rank pari passu with the Existing Series B Notes that remain outstanding after the Closing Date, (ii) the Existing Series B Note and Series D Notes will rank junior to the Series C Note and the Existing Series A Notes and senior to all outstanding and future indebtedness of the Company, other than Permitted Senior Indebtedness (as defined in the Series C Note as of the Exchange Date), and (iii) each of the Existing Notes and the December Amendment Notes will be secured by a perfected security interest in certain of the assets of the Company and the stock, equity interests and assets of certain of the Company's subsidiaries as evidenced by the Security Documents (as defined in the Existing Amendment and Exchange Agreements) and that certain Reaffirmation Agreement in the form attached to the Exchange Agreement as Exhibit C thereto (the "Reaffirmation Agreements").

4.           Redemptions.  The Investor hereby acknowledges and agrees that (i) any redemptions required to be made by the Company pursuant to the terms of the Existing Series A Notes on a pro rata basis, including without limitation pursuant to Sections 9, 11(b) and 12, shall be made on a pro rata basis for all Existing Series A Notes and all Series C Notes simultaneously, determined as if all were one series and (ii) any redemptions required to be made by the Company pursuant to the terms of the Existing Series B Notes on a pro rata basis, including without limitation pursuant to Sections  11(b) and 12, shall be made on a pro rata basis for all Existing Series B Notes and all Series D Notes simultaneously, determined as if all were one series.  For purposes of (a) the Existing Series A Notes, the term “Holder Pro Rata Percentage” shall mean a fraction (1) the numerator of which is the Principal amount of the relevant holder’s Existing Series A Note as of June 26, 2008 and (2) the denominator of which is $105,000,000 and (b) the Existing Series B Notes, the term “Holder Pro Rata Percentage” shall mean a fraction (1) the numerator of which is the Principal amount of the relevant holder’s Existing Series B Note as of June 26, 2008 and (2) the denominator of which is $3,434,557.85.

5.           Amendments.  The second sentence of Section 12(a) of each of the Investor's Existing Notes shall be amended and restated in its entirety as follows:

"The portion of this Note subject to redemption at a price equal to the Principal amount pursuant to this Section 12 shall be redeemed by the Company or such Subsidiary, as applicable, in cash in an amount equal to the product of the Holder Pro Rata Percentage and the Mandatory Prepayment Amount (the "Mandatory Prepayment Price"); provided, however, that if such amount is greater than the sum of (i) the outstanding Principal amount of this Note plus (ii) the amount of any accrued but unpaid Interest on such Conversion Amount being redeemed and accrued and unpaid Late Charges, if any, with respect to such Conversion Amount and Interest (the “Outstanding Amount”) on the Mandatory Prepayment Date, then the Mandatory Prepayment Price shall equal the Outstanding Amount."

The foregoing amendment to the Investor's Existing Notes shall become effective (a) with respect to its Existing Series A Note, at such time as the Company receives the Exchange Agreement and Consents, duly executed by Castlerigg and the other holders of the Existing Series A Notes constituting the Required Holders (as defined in the Existing Series A Notes), containing identical amendments to Section 12(a) of such holders' Existing Series A Notes and (b) with respect to its Existing Series B Note, at such time as the Company receives Consents, duly executed by the other holders of the Existing Series B Notes (other than Castlerigg) constituting the Required Holders (as defined in the Existing Series B Notes), containing identical amendments to Section 12(a) of such holders' Existing Series B Notes and (b).

6.           Reaffirmation of Obligations.  The Company hereby confirms and agrees that, except as set forth herein and in the Exchange Agreement above, (i) each of the Existing Transaction Documents and the Existing Amendment and Exchange Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except as otherwise amended hereby or in accordance herewith; (ii) the Security Documents which purport to assign or pledge to the holders of Existing Notes, or Sandell Asset Management Corp, as collateral agent, or to grant to the holders of Existing Notes, or Castlerigg PNG Investments LLC, as collateral agent, a security interest in or lien on, any collateral as security for the obligations of the Company from time to time existing in respect of the Existing Notes, such pledge, assignment and/or grant of the security interest or lien are hereby ratified and confirmed in all respects, and shall apply with respect to the obligations under the December Amendment Notes and the Existing Notes; and (iii) the execution, delivery and effectiveness of this Consent shall not operate as an amendment of any right, power or remedy of the Investor under any

Existing Transaction Document, nor constitute an amendment of any provision of any Existing Transaction Document.

7.           Fees and Expenses.  Except as otherwise set forth in this Consent and the Transaction Documents, each party to this Consent shall bear its own expenses in connection with transactions contemplated hereby.

8.           Effectiveness.  Upon execution of Consents by the Company and each of the other holders of Existing Notes, this Consent shall become effective as of the date first written above (the "Effective Date").

9.           Disclosure of Transactions and Other Material Information.  On or before 5:30 p.m., New York City time, on or prior to the first Business Day following the later of (x) the date of the Exchange Agreement and (y) the Effective Date, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Consent in the form required by the 1934 Act and attaching this Consent (including Exhibit A attached hereto) as an exhibit to such filing (including all attachments, the "8-K Filing").  From and after the filing of the 8-K Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.

10.           Remedies.  The Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any Person having any rights under any provision of this Consent shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Consent and to exercise all other rights granted by law.  Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Consent, any remedy at law may prove to be inadequate relief to the Investor.  The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

11.           Independent Nature of Investor's Obligations and Rights.  The obligations of the Investor under any Transaction Document, several and not joint with the obligations of any Other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any Transaction Documents.  Nothing contained herein or in any other Transaction Documents, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Consent or out of any other Transaction Documents, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

12.           No Third Party Beneficiaries.  This Consent is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13.           Counterparts.  This Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

14.           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Consent shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Consent and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WAIVER OR ANY TRANSACTION CONTEMPLATED HEREBY.

15.           Severability.  If any provision of this Consent is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Consent so long as this Consent as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16.           Most Favored Nation.  The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any amendment, settlement or waiver (each a "Settlement Document") relating to the terms, conditions and transactions contemplated hereby, is or will be more favorable to such Person than those of the Investor and this Consent shall be, without any further action by the Investor or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms contained in such Settlement Document.  Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to the Transaction Documents) as the Investor may reasonably request to further effectuate the foregoing.

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IN WITNESS WHEREOF, this Consent has been executed by the Company and the Investor as of the date first written above.

INVESTOR:
By: Name: Title:

AGREED TO AND ACCEPTED BY:
EARTH BIOFUELS, INC. By: Name: Title: